Exhibit 99.1

GameStop Reports Third Quarter Fiscal 2018 Results and Updates Fiscal 2018 Guidance

Strategic and Financial Alternatives Process to Enhance Shareholder Value Continues

Grapevine, Texas (November 29, 2018) — GameStop Corp. (NYSE: GME) today reported sales and earnings for the third quarter ended November 3, 2018.

Rob Lloyd, chief operating officer and chief financial officer, said, “We experienced solid growth in the third quarter, including double-digit growth across software, hardware, accessories and collectibles, underscoring GameStop’s leadership position in video games and our unique ability to satisfy all of our customers’ entertainment needs. Notably, software sales benefited from a compelling title line-up compared to last year, including strength from Red Dead Redemption 2 and Spider-Man, as well as the earlier launch of Call of Duty compared to last year. We are especially pleased with our performance in October, a month where The NPD Group disclosed that the U.S. physical video game industry grew by 46% while our U.S. physical video game revenue outpaced the industry and increased 63% resulting in market share gains.”

Third Quarter Results
Total global sales increased 4.8% (increased 6.3% in constant currency) to $2.1 billion, resulting in a consolidated comparable store sales increase of 2.1% (3.4% increase in the U.S. and 0.5% decrease internationally). New hardware sales increased 12.8%, driven by demand for Xbox One X and Sony PS4. New software sales increased 10.9% driven by the strong slate of titles that launched during the quarter. Accessories sales increased 32.6% on the strength of headset and controller sales. Pre-owned sales declined 13.4%.

Digital receipts increased 29.5% to $341.6 million driven primarily by strength in sales of digital currency.

Collectibles sales increased 11.7% to $154.6 million due to continued growth in both our domestic and international collectibles business.

Technology Brands operating earnings increased 29.4% to $23.3 million compared to $18.0 million in the prior-year quarter, despite an 11.9% decline in sales to $171.1 million, primarily due to store closures relative to fiscal 2017.

GameStop’s third quarter GAAP net income (loss) was ($488.6) million, or ($4.78) per diluted share, compared to net income of $59.4 million, or $0.59 per diluted share in the prior-year quarter. Third quarter fiscal 2018 results include a non-operating, non-cash intangible asset impairment charge of $587.5 million, primarily related to goodwill and triggered by the sustained decline in the company’s share price.

Excluding the non-operating impairment charges, GameStop's adjusted net income for the third quarter increased 24.0% to $68.3 million, compared to adjusted net income of $55.1 million in the prior-year quarter. Adjusted earnings per diluted share were $0.67 compared to adjusted earnings per diluted share of $0.54 in the prior-year quarter. The third quarter of fiscal 2017 included a benefit from the reduction of estimated contingent payments associated with a previous acquisition of $5.7 million before tax and $3.6 million net of tax, or $0.06 and $0.04, respectively, per diluted share.

A reconciliation of non-GAAP results, including adjusted net income, operating earnings and Technology Brands operating earnings, to its closest GAAP measure is included with this release (Schedule III).

2018 Guidance
GameStop is updating its previously issued annual guidance for fiscal 2018 based on current sales and margins trends. The following guidance includes the expected results of the Spring Mobile business, which we anticipate will be classified as discontinued operations in the fourth quarter and for fiscal 2018.

Mr. Lloyd added, “While our Black Friday and Cyber Monday sales were strong, we anticipate that our fourth quarter sales will skew more towards hardware than initially planned which, along with underperformance of certain titles, weakness in pre-owned and recent sales promotions, will result in fourth quarter earnings that are below our previous expectations. Importantly, we are evaluating all aspects of our business, including our store and omni-channel experience, cost structure, strategic and economic partnerships with publishing and platform partners, and relationships with customers and the services we offer to them, to enhance our business and drive growth and profitability over the long term.”

Total Sales	-2.0% to -6.0%
Comparable Store Sales (excludes Tech Brands stores)	Flat to -5%
Adjusted (Non-GAAP) Income Tax Rate	23.0% to 24.0% (1)
Adjusted (Non-GAAP) Earnings Per Share (diluted)	$2.55 to $2.75 (2)
Capital Expenditures	$100.0 million to $110.0 million

Earnings per share guidance is calculated based on weighted average shares outstanding of approximately 102 million.
(1) The adjusted income tax rate excludes all adjustments in the first three quarters of fiscal 2018 and potential charges in Q4.
(2) A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined at this time.

Capital Allocation Update
On November 27, 2018, GameStop’s board of directors declared a quarterly cash dividend of $0.38 per common share for shareholders of record at the close of business on December 11, 2018, payable on December 21, 2018.

Ongoing Strategic and Financial Alternatives Review
The company also confirmed that it continues to engage with third parties regarding a possible transaction as part of the comprehensive review of strategic and financial alternatives currently being undertaken by the company’s board of directors. The ongoing process includes a thorough evaluation of a full range of alternatives to enhance shareholder value. As part of the process, on November 21, 2018, the company announced that it entered into a definitive agreement to sell its Spring Mobile business for $700 million, excluding transaction fees and subject to customary working capital and indebtedness adjustments. Spring Mobile owns and operates 1,284 AT&T wireless stores. The transaction is expected to close in the fourth quarter of fiscal 2018, subject to customary regulatory approvals and closing conditions. Proceeds from the sale may be used to reduce the company’s outstanding debt, fund share repurchases, reinvest in core video game and collectibles businesses to drive growth, or some combination of these options. There can be no assurance that the transaction will be consummated or, if consummated, will be on the terms contemplated.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for November 29, 2018 at 5:00 p.m. ET to discuss the company’s financial results. The phone number for the call is 1-877-260-1479 and the confirmation code is 8583256. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates over 7,100 stores across 14 countries. The company's consumer product network also includes www.gamestop.com; Game Informer® magazine, the world's leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. Our Technology Brands segment includes over 1,300 Spring Mobile AT&T and Simply Mac stores. Spring Mobile, www.springmobile.com, sells all of AT&T’s products and services, including DIRECTV, devices and related accessories in select markets in the U.S. Simply Mac, www.simplymac.com, sells the full line of Apple products, including laptops, tablets, and smartphones and offers Apple certified warranty and repair services.

General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Non-GAAP Measures and Other Metrics
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP measures, such as adjusted operating earnings, adjusted net income and constant currency. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. Adjusted operating earnings and adjusted net income exclude the effect of items such as asset impairments, store closure costs, severance, non-operating tax charges, as well as acquisition and divestiture costs. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results. Additionally, GameStop uses “digital receipts” as an operating metric and defines it as the retail value paid by the customer for digital content sold individually or bundled with non-digital products and sales of subscriptions to our Game Informer magazine in digital form. The vast majority of our digital receipts come from digital products that are sold individually rather than bundled with other products. Under GAAP, we recognize the sale of these digital products on a net basis, whereby the commissions earned are recorded to revenue rather than the full retail price paid by the customer. We believe this operating metric is useful in understanding the size and performance of our digital business in comparison to measures of the overall digital industry revenues and our other video game product categories.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Such statements include without limitation those about the Company’s outlook for fiscal 2018, future financial and operating results, projections, expectations the proposed sale of the Company’s Spring Mobile business and other statements that are not historical facts. All statements regarding the board’s review of operating, strategic, financial and structural alternatives and expected costs and benefits, including whether operating, strategic, financial and structural alternatives could unlock value, are forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. There can be no assurance that the proposed sale of the company’s Spring Mobile business will be completed on the terms previously publicly disclosed or at all, and there can be no assurance that the company will realize the expected benefits from the transaction if it is completed. The following factors, among others, could cause actual results to differ from those reflected or described in the forward-looking statements: the uncertain outcome, impact, effects and results of the board’s review of operating, strategic, financial and structural alternatives; volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital and credit; our inability to obtain sufficient quantities of product to meet consumer demand; the timing of release and consumer demand for new and pre-owned products; our ability to continue to expand, and successfully open and operate new stores for our collectibles business; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; the impact of goodwill and intangible asset impairments; cost reduction initiatives, including store closing costs; risks related to changes in, and our continued retention of, executive officers and other key personnel; changes in consumer preferences and economic conditions; increased operating costs, including wages; cyber security events and related costs; risks associated with international operations; changes to our wireless industry partnerships and operations; increased competition and changing technology in the video game industry; changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business; our effective tax rate and the factors affecting our effective tax rate, including changes in international, federal or state tax, trade and other laws and regulations; the costs and outcomes of legal proceedings and tax audits; and unexpected changes in the assumptions underlying our outlook for fiscal 2018. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended February 3, 2018 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this press release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks ended November 3, 2018	13 weeks ended October 28, 2017
Net sales	$2,084.4	$1,988.6
Cost of sales	1,393.6	1,299.2
Gross profit	690.8	689.4
Selling, general and administrative expenses	566.6	565.1
Depreciation and amortization	30.2	36.7
Goodwill impairments	557.3	—
Asset impairments	30.2	—
Operating (loss) earnings	(493.5)	87.6
Interest expense, net	13.0	13.9
(Loss) earnings before income tax expense	(506.5)	73.7
Income tax (benefit) expense	(17.9)	14.3
Net (loss) income	$(488.6)	$59.4

Net (loss) income per common share:
Basic	$(4.78)	$0.59
Diluted	$(4.78)	$0.59

Dividends per common share	$0.38	$0.38

Weighted-average common shares outstanding:
Basic	102.2	101.5
Diluted	102.2	101.5

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	66.9%	65.3%
Gross profit	33.1%	34.7%
Selling, general and administrative expenses	27.2%	28.5%
Depreciation and amortization	1.4%	1.8%
Goodwill impairments	26.7%	—%
Asset impairments	1.5%	—%
Operating (loss) earnings	(23.7)%	4.4%
Interest expense, net	0.6%	0.7%
(Loss) earnings before income tax expense	(24.3)%	3.7%
Income tax (benefit) expense	(0.9)%	0.7%
Net (loss) income	(23.4)%	3.0%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	39 weeks ended November 3, 2018	39 weeks ended October 28, 2017
Net sales	$5,665.1	$5,722.1
Cost of sales	3,720.9	3,706.5
Gross profit	1,944.2	2,015.6
Selling, general and administrative expenses	1,675.0	1,671.0
Depreciation and amortization	96.5	112.3
Goodwill impairments	557.3	—
Asset impairments	30.2	—
Operating (loss) earnings	(414.8)	232.3
Interest expense, net	40.6	42.2
(Loss) earnings before income tax expense	(455.4)	190.1
Income tax expense	29.9	49.5
Net (loss) income	$(485.3)	$140.6

Net (loss) income per common share:
Basic	$(4.76)	$1.39
Diluted	$(4.76)	$1.39

Dividends per common share	$1.14	$1.14

Weighted-average common shares outstanding:
Basic	102.0	101.4
Diluted	102.0	101.5

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	65.7%	64.8%
Gross profit	34.3%	35.2%
Selling, general and administrative expenses	29.6%	29.1%
Depreciation and amortization	1.7%	2.0%
Goodwill impairments	9.8%	—%
Asset impairments	0.5%	—%
Operating (loss) earnings	(7.3)%	4.1%
Interest expense, net	0.7%	0.7%
(Loss) earnings before income tax expense	(8.0)%	3.4%
Income tax expense	0.6%	0.9%
Net (loss) income	(8.6)%	2.5%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	November 3, 2018	October 28, 2017
ASSETS:
Current assets:
Cash and cash equivalents	$454.5	$454.7
Receivables, net	157.5	195.8
Merchandise inventories, net	2,027.4	1,822.5
Prepaid expenses and other current assets	157.7	198.0
Total current assets	2,797.1	2,671.0
Property and equipment:
Land	18.6	19.2
Buildings and leasehold improvements	725.9	752.9
Fixtures and equipment	961.3	986.7
Total property and equipment	1,705.8	1,758.8
Less accumulated depreciation	1,312.3	1,300.9
Net property and equipment	393.5	457.9
Goodwill	1,093.9	1,693.2
Other noncurrent assets	372.2	651.9
Total assets	$4,656.7	$5,474.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,468.9	$1,285.1
Accrued liabilities	676.5	914.9
Income taxes payable	47.6	17.5
Current portion of debt, net	348.8	—
Total current liabilities	2,541.8	2,217.5
Other long-term liabilities	78.6	125.6
Long-term debt, net	471.2	817.2
Total liabilities	3,091.6	3,160.3
Stockholders’ equity	1,565.1	2,313.7
Total liabilities and stockholders’ equity	$4,656.7	$5,474.0

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	November 3, 2018		October 28, 2017
	Net	Percent	Net	Percent
Net Sales (in millions):	Sales	of Total	Sales	of Total

New video game hardware	$349.0	16.7%	$309.5	15.6%
New video game software	720.7	34.6%	649.9	32.7%
Pre-owned and value video game products	396.9	19.0%	458.5	23.0%
Video game accessories	180.8	8.7%	136.4	6.9%
Digital	45.4	2.2%	37.2	1.9%
Technology Brands	171.1	8.2%	194.2	9.8%
Collectibles	154.6	7.4%	138.4	6.9%
Other	65.9	3.2%	64.5	3.2%

Total	$2,084.4	100.0%	$1,988.6	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	November 3, 2018		October 28, 2017
Gross Profit (in millions):	Gross Profit	Gross Profit Percent	Gross Profit	Gross Profit Percent

New video game hardware	$36.5	10.5%	$36.8	11.9%
New video game software	159.0	22.1%	155.9	24.0%
Pre-owned and value video game products	171.1	43.1%	199.7	43.6%
Video game accessories	65.0	36.0%	48.5	35.6%
Digital	42.4	93.4%	34.1	91.7%
Technology Brands	137.5	80.4%	141.4	72.8%
Collectibles	57.8	37.4%	52.7	38.1%
Other	21.5	32.6%	20.3	31.5%

Total	$690.8	33.1%	$689.4	34.7%

Non-GAAP results
The following table reconciles the Company's operating earnings (loss), net income (loss) and earnings (loss) per share as presented in its unaudited consolidated statements of operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its adjusted operating earnings, net income and earnings per share. The diluted weighted-average shares outstanding used to calculate adjusted earnings per share for the 13 and 39 weeks ended November 3, 2018 differs from GAAP weighted-average shares outstanding and assumes the inclusion of 0.2 million and 0.2 million common stock equivalents associated with restricted stock awards for the 13 weeks ended November 3, 2018 and the 39 weeks ended November 3, 2018, respectively. Under GAAP, basic and diluted weighted-average shares outstanding are the same in periods where there is a net loss.

GameStop Corp.
Schedule III
(in millions, except per share data)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Technology Brands Adjusted Operating Earnings
Technology Brands operating earnings	$23.3	$18.0	$53.4	$44.1
Acquisition-related costs	—	(5.7)	—	(5.7)
Store closure costs	—	(1.1)	1.4	6.2
Technology Brands adjusted operating earnings	$23.3	$11.2	$54.8	$44.6

Consolidated Adjusted Operating Earnings
Operating (loss) earnings	$(493.5)	$87.6	$(414.8)	$232.3
Acquisition-related costs	—	(5.7)	—	(5.7)
Goodwill impairments	557.3	—	557.3	—
Asset impairments	30.2	—	30.2	—
Store closure costs	—	(1.1)	1.4	6.2
Severance and other	—	—	11.2	—
Business divestitures	—	—	—	(7.3)
Adjusted operating earnings	$94.0	$80.8	$185.3	$225.5

Consolidated Adjusted Net Income
Net (loss) income	$(488.6)	$59.4	$(485.3)	$140.6
Acquisition-related costs	—	(5.7)	—	(5.7)
Goodwill impairments	557.3	—	557.3	—
Asset impairments	30.2	—	30.2	—
Non-operating tax charge	—	—	29.6	—
Store closure costs	—	(1.1)	1.4	6.2
Severance and other	—	—	11.2	—
Business divestitures	—	—	—	(7.3)
Tax effect of non-GAAP adjustments	(30.6)	2.5	(32.4)	(0.2)
Adjusted net income	$68.3	$55.1	$112.0	$133.6

Adjusted Earnings Per Share
Basic	$0.67	$0.54	$1.10	$1.32
Diluted	$0.67	$0.54	$1.10	$1.32

Number of shares used in adjusted calculation
Basic	102.2	101.5	102.0	101.4
Diluted	102.4	101.5	102.2	101.5

Contact
GameStop Corp. Investor Relations
(817) 424-2001
investorrelations@gamestop.com